Cellegy Announces Results of Data Monitoring Committee Review
of Savvy®Ghana Phase 3 HIV Prevention Trial

Safety profile satisfactory, but recommendation to discontinue trial because of low HIV seroconversion rate in trial population

- Conference Call Scheduled for Tuesday, November 8th  at 11:00am (Eastern) -

Huntingdon Valley, PA - November 8, 2005 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that the Data Monitoring Committee (DMC) reviewing interim data from the Savvy® Ghana Phase 3 HIV prevention trial made the recommendation that continuing the trial would not allow the effect of Savvy (C31G vaginal gel) on HIV to be determined because of a lower than expected rate of HIV seroconversion in the trial. The estimated annual rate of HIV seroconversion in the Ghana study population was 3.7% at the time of trial initiation, but the observed annual rate was 1.2% eighteen months into the trial, approximately one third of the expected rate. This lower rate was possibly due in part to procedures designed to ensure ethical trial design, including counseling on HIV prevention and distribution of condoms.

Most importantly, the DMC concluded that Savvy appears to be safe and that there is no evidence of safety concerns, based on a review of the comparative numbers of HIV seroconversions in the Savvy and placebo groups, and other interim data.

As a result of the data review, Cellegy, Family Health International (FHI) and the United States Agency for International Development (USAID), which is funding the trial, collectively agreed that the trial in Ghana should be discontinued, and that Savvy should continue to be studied for its effect on preventing HIV transmission. Consideration is being given to expansion of the ongoing Savvy Phase 3 HIV prevention trial in Nigeria and/or the opening of new trial sites in areas with higher HIV incidence as ways to determine the effectiveness of Savvy.

Additionally, data from the Ghana trial will be analyzed for effects on other endpoints including pregnancy. If the data warrant, the Ghana results will be submitted as a supplemental data package for the contraception New Drug Application. Since the analysis of the HIV data did not indicate any safety concerns, the Savvy Phase 3 contraception trial underway in the United States will continue as planned, with enrollment ongoing at sites throughout the U.S. Planning is underway for a second contraception study also at sites in the U.S. Additional studies are planned to examine effectiveness against other sexually transmitted diseases (STDs), including herpes, in the near future.

Conference Call, Today at 11:00 am (Eastern)/8:00 am (Pacific):
To participate in the live call by telephone, please dial (866) 770-7051 from the United States, or for international callers, please dial (617) 213-8064, and enter the Passcode 86356695. To listen to the webcast live, go to www.cellegy.com. A replay will be available on Cellegy’s website for 7 days. A telephone replay will be available for 7 days by dialing (888) 286-8010 from the United States, or (617) 801-6888 for international callers, and entering the Passcode 49942962.

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About Cellegy
Cellegy Pharmaceuticals is a specialty biopharmaceutical company that develops and commercializes prescription drugs for the treatment of women’s health care conditions, including sexual dysfunction, HIV prevention and gastrointestinal disorders.

CellegesicTM (nitroglycerin ointment), branded Rectogesic® outside the United States, is marketed in the United Kingdom by ProStrakan Group Limited for the treatment of pain associated with chronic anal fissures. FortigelTM (testosterone gel), branded Tostrex® outside the United States, is marketed in Sweden for the treatment of male hypogonadism also by ProStrakan. Approvals of Rectogesic and Tostrex by the other member states of the European Union are being sought through the Mutual Recognition Procedure. Cellegesic, for the treatment of anal fissures, was the subject of an FDA Not Approvable letter in December 2004, was resubmitted to the FDA in April 2005 and is currently under review at the FDA.

Forward Looking Statements
This press release contains forward-looking statements. Investors are cautioned that these forward-looking statements are subject to numerous risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: completion, timing and outcome of clinical trials, including primarily the Savvy prevention and contraceptive Phase 3 studies; and the need and ability to complete corporate partnerships and additional financings. For more information regarding risk factors, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

Cellegy Pharmaceuticals, Inc.: Richard C. Williams Chairman and Interim CEO (650) 616-2200

Anne-Marie Corner Senior Vice President, Women’s Preventive Health (215) 914-0900 Ext. 601 www.cellegy.com	Robert J. Caso Vice President, Finance & CFO (215) 914-0900 Ext. 603

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